Exhibit 10.1
BELO CORP.
CHANGE IN CONTROL SEVERANCE PLAN

TABLE OF CONTENTS

1.	Purpose of the Plan	1

2.	Definitions	1

3.	Eligibility	6

4.	Effect of a Change in Control on Long-Term Incentive Compensation Awards	7

5.	Termination of Employment	7

6.	Certain Additional Payments by the Company	10

7.	Section 409A	12

8.	No Mitigation or Offset; Enforcement of the Plan	13

9.	Insurance and Indemnification	14

10.	Withholding	14

11.	Default in Payment	14

12.	Term	14

13.	Funding of Benefits	15

14.	Amendment or Modification	15

15.	Successors	15

16.	Severability	15

17.	Survival	16

18.	Notices	16

19.	Governing Law	16

20.	Headings and References	16

21.	Interpretation	16

BELO CORP.
CHANGE IN CONTROL SEVERANCE PLAN
     1. Purpose of the Plan. The Board of Directors (the “Board”) of Belo Corp. (the “Company”) recognizes the importance to Company and its shareholders of ensuring that the Company and its subsidiaries have the continued dedication and leadership of the Company’s management team, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below). The Board recognizes that the possibility of a Change in Control and the uncertainty it may create among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Therefore, the Board has decided to adopt this Change in Control Severance Plan (the “Plan”) in order to encourage the retention of management and to reduce the level of uncertainty and distraction that is likely to result from a Change in Control or a potential Change in Control. The Plan is intended to qualify for purposes of ERISA (as defined below) as an unfunded welfare plan maintained by the Company for the purpose of providing benefits for a select group of management or highly compensated employees exempt from the reporting and disclosure requirements of ERISA.
     2. Definitions. For purposes of the Plan, the following terms have the meanings set forth below:
          (a) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          (b) “Annual Base Salary” means a Participant’s annual base salary at the rate in effect on the Severance Protection Date or such higher rate as may be in effect at any time after the Severance Protection Date.
          (c) “Annual Bonus” means, except as otherwise expressly provided in Section 5(b)(ii) and Section 5(b)(iii), the Participant’s annual incentive pay opportunity at the level in effect on the Severance Protection Date or such higher level as may be in effect at any time after the Severance Protection Date.
          (d) “Average Annual Bonus Award” means, as of a Participant’s Termination Date, the Average Annual Bonus Award payable or actually paid to the Participant in respect of the three fiscal years preceding such Participant’s Termination Date; provided, however, that (i) if the Participant has not been employed by the Company or a Subsidiary for a sufficient length of time to have been eligible for payment of at least one such annual incentive award, “Average Annual Bonus Award” will then mean the target payout under the then-current annual incentive plan for the fiscal year in which such Participant’s Termination Date occurs, (ii) for any fiscal year during which an annual incentive award that was paid or is payable to the Participant was prorated because of less than a full fiscal year of plan participation or employment, such award will be annualized and (iii) if the Participant was not employed during any one or more of the three fiscal years immediately preceding such Participant’s Termination Date or otherwise was not eligible to receive an annual incentive award for such fiscal year, the

Average Annual Bonus Award will be determined on the basis of the number of fiscal years during such period with respect to which the Participant was eligible to receive such an award.
          (e) “Cause” means, with respect to any Participant, the occurrence of any one of the following:
          (i) the Participant is convicted of, or pleads guilty or nolo contendere to, a felony involving moral turpitude or that involves misappropriation of the assets of the Company or a Subsidiary;
          (ii) the Participant commits one or more acts or omissions constituting negligence, fraud or other misconduct that have a materially detrimental effect on the Company or a Subsidiary; or
          (iii) the Participant willfully commits a violation of any of the Company’s material policies (including the Company’s code of business conduct and ethics, as in effect from time to time) that is materially detrimental to the best interests of the Company.
          For purposes of this Section 2(e), no act or failure to act on the part of the Participant will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. The termination of employment of the Participant for Cause will not be effective unless and until there has been delivered to the Participant a copy of a resolution duly adopted by the Compensation Committee at a meeting called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Compensation Committee), finding that, in the good faith opinion of the Compensation Committee, the Participant is guilty of the conduct described in clause (i), (ii) or (iii) above and specifying the particulars of such conduct in detail; provided, however, that if the Participant is the Chief Executive Officer of the Company, the foregoing determination will be made by the Board (excluding the Participant) before which the Participant will be entitled to be heard with counsel.
          (f) “Change in Control” means the occurrence of any of the following:
          (i) individuals who, as of the Effective Date, were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the Effective Date whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors will be considered as though such individual were an Incumbent Director, other than any such individual whose assumption of office after the Effective Date occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”), other than the Board;
          (ii) the consummation of (A) a merger, consolidation or similar form of corporate transaction involving the Company (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of the Company (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of shares of the Company’s common stock or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company or a Subsidiary), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
          (iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
          (iv) any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or any Subsidiary, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (D) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (E) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of Section 2(f)(ii).
          For purposes of applying the provisions of Section 2(f)(ii)(B)(2) and Section 2(f)(iv) at any time on or after the Effective Date, neither Robert W. Decherd nor any

Person holding voting securities of the Continuing Entity or Company Voting Securities, as applicable, over which Robert W. Decherd has sole or shared voting power will be considered to be the beneficial owner of 30% or more of such voting securities or Company Voting Securities.
          (g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
          (h) “Compensation Committee” means the Compensation Committee of the Board.
          (i) “Disability” means the Participant’s absence for a period of 180 consecutive business days as a result of incapacity due to a physical or mental condition, illness or injury which is determined to be total and permanent by a physician mutually acceptable to the Company and the Participant or the Participant’s legal representative (such acceptance not to be unreasonably withheld) after such physician has completed an examination of the Participant.
          (j) “Effective Date” means October 1, 2007.
          (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
          (l) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.
          (m) “Good Reason” means, with respect to any Participant and without the Participant’s express written consent, the occurrence of any one or more of the following at any time during the Severance Protection Period:
          (i) the failure to elect or reelect or otherwise to maintain the Participant in the office or the position, or a substantially equivalent or better office or position, of or with the Company or a Subsidiary, which the Participant held immediately prior to a Change in Control, or the removal of the Participant as a member of the Board of Directors of the Company (or any successor to the Company) if the Participant was a Director of the Company immediately prior to the Change in Control;
          (ii) (A) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Participant held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Participant’s Annual Base Salary or Annual Bonus received from the Company and any Subsidiary, (C) a reduction in the Participant’s long-term incentive compensation opportunity from the level in effect on the Severance Protection Date or such higher level as may be in effect at any time after the Severance Protection Date or (D) the termination or denial of the Participant’s rights to retirement or welfare benefits or a reduction in the scope or value of such benefits (other than any such reduction that is generally applicable to all employees of the Company), and such change, reduction or termination is not remedied by the Company within ten business days after receipt by the Company of written notice from the Participant of such change, reduction or termination, as the case may be;

          (iii) any change of the Participant’s principal place of employment to a location more than 50 miles from the Participant’s principal place of employment immediately prior to a Change in Control;
          (iv) any failure of the Company to pay the Participant any compensation when due (other than an inadvertent failure that is remedied within ten business days after receipt of written notice from the Participant);
          (v) the delivery by the Company or any Subsidiary of a written notice to the Participant of the intent to terminate the Participant’s employment for any reason, other than Cause or Disability, regardless of whether such termination is intended to become effective during or after the Severance Protection Period; or
          (vi) any failure by the Company to comply with and satisfy Section 15.
          The Participant’s right to terminate employment for Good Reason will not be affected by the Participant’s incapacity due to physical or mental illness. A termination of employment by the Participant for Good Reason for purposes of the Plan will be effective only if the Participant gives the Company written notice (“Notice of Termination for Good Reason”) of the termination setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of the Plan on which the Participant relied. Unless the parties agree otherwise, a termination of employment by the Participant for Good Reason will be effective on the 30th day following the date when the Notice of Termination for Good Reason is given, unless the Company elects to treat such termination as effective as of an earlier date; provided, however, that so long as an event that constitutes Good Reason occurs during the Severance Protection Period and the Participant delivers the Notice of Termination for Good Reason at any time prior to the expiration of the Severance Protection Period, the termination of the Participant’s employment will be deemed to be a resignation for Good Reason during the Severance Protection Period. If the Company disputes the existence of Good Reason, the Company will have the burden of proof to establish that Good Reason does not exist. If the Participant continues to provide services to the Company after one of the events giving rise to Good Reason has occurred, the Participant will not be deemed to have consented to such event or to have waived the Participant’s right to terminate his or her employment at any time during the Severance Period for Good Reason in connection with such event.
          (n) “Payment” means any payment, benefit or distribution (or combination thereof) by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of a Participant, whether paid, payable, distributed, distributable or provided pursuant to the Plan or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G of the Code.
          (o) “Person” has the meaning set forth in Section 2(f)(i).
          (p) “Separation from Service” means a Participant’s separation from service within the meaning of Section 409A of the Code.

          (q) “Severance Multiple” will mean, with respect to any Participant, the number that corresponds to such Participant’s Tier (as set forth on Schedule A) as of the Severance Protection Date.
          (r) “Severance Protection Date” means the date on which a Change in Control occurs during the Term, except as otherwise provided in Section 3(b).
          (s) “Severance Protection Period” means, with respect to any Participant, the period commencing on the Severance Protection Date and ending on the earlier of (i) the second anniversary of the Severance Protection Date and (ii) the Participant’s Termination Date. If a Participant’s Severance Protection Period ends on the Participant’s Termination Date, the Severance Protection Period will be deemed to include such Termination Date.
          (t) “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.
          (u) “Term” has the meaning set forth in Section 12.
          (v) “Termination Date” means the date on which a Participant has a Separation from Service.
          (w) “Tier” has the meaning set forth in Section 3.
     3. Eligibility.
          (a) Employees in Certain Positions. Participants in the Plan (“Participants”) are those employees of the Company and its Subsidiaries (other than an employee who enters into an individual change in control severance agreement with the Company) who are actively employed by the Company or a Subsidiary on or following the Effective Date in a position set forth on Schedule A (each set of positions set forth on Schedule A is referred to the Plan as a “Tier”) and who are designated by the Compensation Committee as eligible to participate in the Plan. Notwithstanding the foregoing, if an employee becomes a Participant prior to the Severance Protection Date but is not actively employed by the Company or a Subsidiary in a position set forth on Schedule A immediately prior to the Severance Protection Date, or if an employee was not employed in a position set forth on Schedule A prior to the Severance Protection Date but became employed in such a position following such date as a result of hiring or promotion, such employee will not be considered a Participant for any purpose under the Plan unless otherwise determined by the Compensation Committee.
          (b) Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing the Plan will reduce or eliminate the right of the Company and its Subsidiaries to terminate a Participant’s employment at any time for any reason or the right of a Participant to resign at any time for any reason. However, any Separation from Service of a Participant or removal of a Participant from his or her office or position in the Company or any Subsidiary that follows the commencement of any discussion with a Person that ultimately results in a Change in Control will be deemed to be a Separation from Service or removal of the Participant following the Severance Protection Date; provided that if the Separation from Service precedes the Change in Control, then for purposes of determining the timing of any payments to be made pursuant to Section 5(b), such payments will be measured from the date of the Change in Control rather than from the date of the Participant’s Separation from Service.
     4. Effect of a Change in Control on Long-Term Incentive Compensation Awards. In the event of a Change in Control during the Term, notwithstanding any provision to the contrary in any of the Company’s equity-based, equity-related or other long-term incentive compensation plans, practices, policies and programs (including the Company’s 1986 Long Term Incentive Plan, 1995 Executive Compensation Plan, 2000 Executive Compensation Plan and 2004 Executive Compensation Plan) each as amended or any award agreements thereunder, (i) all outstanding stock options, stock appreciation rights and similar rights and awards then held by each Participant that are unexercisable or otherwise unvested will automatically become fully vested and immediately exercisable, as the case may be, (ii)  all outstanding equity-based, equity-related and other long-term incentive awards then held by such Participant that are subject to performance-based vesting criteria will automatically become fully vested and earned at a deemed performance level equal to the greater of the target performance level or the performance level determined by actual performance through the date ending on the date of the Change in Control and (iii) all other outstanding equity-based, equity-related and long-term incentive awards, to the extent not covered by the foregoing clause (i) or (ii), then held by such Participant that are unvested or subject to restrictions or forfeiture will automatically become fully vested and all restrictions and forfeiture provisions related thereto will lapse.
     5. Termination of Employment.
          (a) Termination by the Company for Cause; Voluntary Resignation by the Participant without Good Reason. If, during the Severance Protection Period, a Participant’s employment is terminated either by the Company or its Subsidiaries for Cause or, except as otherwise provide in Section 5(c), by resignation of the Participant without Good Reason, the Participant will not be entitled to any compensation or benefits under the Plan other than any payments the Company is at the time of such termination or resignation obligated to make pursuant to Section 4 (the “Accrued Rights”).
          (b) Termination During the Severance Protection Period by the Company without Cause or by the Participant for Good Reason.
          (i) Release of Claims. If during the Severance Protection Period a Participant’s employment is terminated by the Company or any of its Subsidiaries other than for Cause or Disability or by resignation of the Participant with Good Reason, then, in addition to the Accrued Rights the Participant will be entitled to the payments and benefits set forth in this Section 5(b), provided that the Participant has executed and delivered to the Company a Separation Agreement and Release substantially in the form attached to the Plan as Exhibit A and such release has become effective and irrevocable in accordance with its terms no later than the first day of the seventh month after the Participant’s Termination Date. If the Participant fails to furnish such release, or if the release furnished by the Participant has not become effective and irrevocable by the first day of the seventh month after the Participant’s Termination Date, the Participant will not be entitled to any payment or benefit under the Plan other than the Accrued Rights.

          (ii) Severance Pay. The Company will pay the Participant an amount equal to the Participant’s Severance Multiple times the sum of (A) the Participant’s Annual Base Salary (determined without regard to any reduction giving rise to Good Reason) and (B) the greater of the Participant’s Average Annual Bonus Award and the Participant’s Annual Bonus at the target level of performance for the fiscal year that includes the Termination Date in a lump-sum payment payable as soon as practicable on or after the first day of the seventh month after the Participant’s Termination Date but in no event later than 30 days after the first day of such seventh month. The foregoing amounts will be reduced by the value of any other cash severance payments relating to salary or bonus continuation the Participant is otherwise eligible to receive upon termination of employment under any severance plan, practice, policy or program of the Company or any Subsidiary, unless such plan, policy or program expressly provides that a cash severance or retention payment is in addition to the payments and benefits under this Plan.
          (iii) Annual Bonus. To the extent not paid under the Company’s annual bonus plan then in effect, the Company will pay the Participant an amount equal to the Participant’s Annual Bonus in effect as of the Participant’s Termination Date at a deemed performance level equal to the greater of the target performance level or the performance level determined by actual performance through the Termination Date, without proration for less than a full performance period, in a lump-sum payment payable as soon as practicable on or after the first day of the seventh month after the Participant’s Termination Date but in no event later than 30 days after the first day of such seventh month.
          (iv) Retirement Plan Benefits. With respect to any employee pension plan (within the meaning of Section 3(2) of ERISA) that is a defined contribution plan in which the Participant was an active participant immediately prior to the Participant’s Termination Date, the Company will determine the amount of Company contributions the Participant would have been entitled to receive pursuant to such plan if the Participant (A) had remained an active participant in such plan during the number of years equal to the Participant’s Severance Multiple (such period, the “Continuation Period”), and (B) had made pre-tax and after-tax contributions at the highest rate permitted by the plan, based on the terms of the plan in effect on the Termination Date. The Company will make a lump-sum cash payment to the Participant in an amount equal to the amount of such Company contributions as soon as practicable on or after the first day of the seventh month after the Participant’s Termination Date but in no event later than 30 days after the first day of such seventh month.
          (v) Welfare Benefits. In lieu of continued participation during the Continuation Period (as defined in Section 5(b)(iv)) in the Company’s medical and dental benefits, the Company will make a lump-sum cash payment to the Participant in an amount equal to (A) the Company’s annual cost of providing such benefits to the Participant and the Participant’s spouse and dependents based on the Participant’s medical and dental benefit elections in effect immediately prior to the Termination Date multiplied by (B) the number of years in the Continuation Period. For purposes of this Section 5(b)(v), the Company’s annual cost of providing medical or dental benefits will be equal to the COBRA cost of such benefits on the Termination Date determined without regard to the two percent administrative charge, less the rate of employee premiums for such benefits charged to the Participant immediately prior the Termination Date.
          (vi) Long-Term Incentive Compensation Awards. Notwithstanding any provision to the contrary in any of the Company’s or any of its Subsidiary’s equity-based, equity-related or other long-term incentive compensation plans, practices, policies and programs or any award agreements thereunder, (A) all outstanding stock options, stock appreciation rights and similar rights and awards then held by the Executive that are unexercisable or otherwise unvested will automatically become fully vested and immediately exercisable, and all stock options and stock appreciation rights then held by the Executive (whether vested or unvested) will remain exercisable until the earlier of the end of the maximum period of time permissible without the imposition of the Section 409A Tax and their originally scheduled expiration dates, (B) all outstanding equity-based, equity-related and other long-term incentive awards then held by the Executive that are subject to performance-based vesting criteria will automatically become fully vested and earned at a deemed performance level equal to the greater of the target performance level or the performance level determined by actual performance through the Termination Date and (C) all other outstanding equity-based, equity-related and long-term incentive awards, to the extent not covered by the foregoing clauses (A) and (B), then held by the Executive that are unvested or subject to restrictions or forfeiture will automatically become fully vested and all restrictions and forfeiture provisions related thereto will lapse.
          (vii) Outplacement Services. The Participant will be entitled to reimbursement from the Company, upon such Participant’s presentation to the Company of a written invoice from the applicable vendor requesting payment, for the cost of profession management support offered by a reputable and experienced vendor selected by the Participant, provided that (A) the cost of such services do not exceed $25,000 and (B) such services are provided for a period not to exceed 18 months following the Participant’s Termination Date.
          (c) Resignation During the Severance Protection Period. A Participant may voluntarily terminate employment with the Company or any Subsidiary for any reason or without reason during the 30-day period immediately following the first anniversary of a Change in Control, the Participant will be entitled to the payments and benefits set forth in Section 5(b) in the same manner and subject to the same conditions as if the termination of employment was with Good Reason.
          (d) Death or Disability. In the event of the termination of a Participant’s employment at any time as a result of death or Disability, neither the Participant nor the Participant’s estate will be entitled to any payments or benefits under the Plan, other than payments with respect to the Accrued Rights. If, however, a Participant dies after his Termination Date but prior to receiving payment of the amounts set forth in Section 5(b)(ii), (iii) and (iv), such amounts will be paid to the Participant’s estate as soon as practicable but in no event later than 30th day after the Participant’s death; provided that the Participant had furnished the release described in Section 5(b)(i) prior to his or her death and such release has become effective and irrevocable by the 30th day after the Participant’s death. If the Participant failed to furnish such release, or if the release furnished by the Participant has not become effective and irrevocable by the 30th day after the Participant’s death, the Participant’s estate will not be entitled to any payment or benefit under the Plan other than the Accrued Rights.
          (e) Termination of Employment and Payment Provisions. For purposes of the Plan, a Participant will not be considered to have a termination of employment unless the termination of employment qualifies as a Separation from Service. The date on which a Participant’s benefit under the Plan is paid will be determined at the sole discretion of the Compensation Committee in accordance with the applicable provisions of this Section 5, and the Participant will have no discretion with respect to the date of such payment.
     6. Certain Additional Payments by the Company.
          (a) Gross-Up Payment. Notwithstanding anything in the Plan to the contrary and except as set forth below, in the event it will be determined that any Payment that is paid or payable to or for the benefit of a Participant during the Term would be subject to the Excise Tax, such Participant will be entitled to receive an additional payment (a “280G Gross-Up Payment”) in an amount such that, after payment by such Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the 280G Gross-Up Payment, such Participant retains an amount of the 280G Gross-Up Payment equal to the Excise Tax imposed upon such Payments. The Company’s obligation to make 280G Gross-Up Payments under this Section 6 will not be conditioned upon a Participant’s termination of employment and will survive and apply after such Participant’s termination of employment.
          (b) Calculation of Gross-Up Payment. Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a 280G Gross-Up Payment is required, the amount of such 280G Gross-Up Payment and the assumptions to be utilized in arriving at such determination, will be made in accordance with the terms of this Section 6 by a nationally recognized certified public accounting firm that will be selected by the Participant in his or her sole discretion (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Participant or the Company. For purposes of determining the amount of any 280G Gross-Up Payment, each Participant will be deemed to pay Federal income tax at the highest marginal rate applicable to individuals in the calendar year in which any such 280G Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of the Participant’s residence or place of employment in the calendar year in which any such 280G Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes that can be obtained from deduction of state and local taxes, taking into account limitations applicable to individuals subject to Federal income tax at the highest marginal rate. All fees and expenses of the Accounting Firm will be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, will be paid by the Company to the applicable Participant within five business days of the receipt of the Accounting Firm’s determination. If the

Accounting Firm determines that no Excise Tax is payable by the Participant, it will so indicate to the Participant in writing. Any determination by the Accounting Firm will be binding upon the Company and the Participant. As a result of the uncertainty in the application of the Excise Tax, it is possible that the amount of the 280G Gross-Up Payment determined by the Accounting Firm to be due to a Participant, consistent with the calculations required to be made hereunder, will be lower than the amount actually due (an “Underpayment”). In the event the Company exhausts its remedies pursuant to Section 6(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred, and any such Underpayment will be paid by the Company to such Participant within five business days of the receipt of the Accounting Firm’s determination.
          (c) Notice of Claims. A Participant will notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a 280G Gross-Up Payment. Such notification will be given as soon as practicable, but no later than 30 days after the Participant is informed in writing of such claim. Failure to give timely notice will not prejudice any Participant’s right to 280G Gross-Up Payments and rights of indemnity under this Section 6, unless, and solely to the extent that, the Company has been prejudiced in a material respect by such failure. The Participant will advise the Company of the nature of such claim and the date on which such claim is requested to be paid. No Participant will pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies a Participant in writing prior to the expiration of such period that the Company wishes to contest such claim, the Participant will (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and will indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company will control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that (A) if the Company directs the Participant to pay such claim and sue for a refund, the Company will advance the amount of such payment to the Participant, on an interest-free basis, and will indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance and (B) if such contest results in any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the Company’s control of the contest will be limited to issues with respect to which the 280G Gross-Up Payment would be payable hereunder, and each Participant will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) Refunds. If, after the receipt by a Participant of an amount advanced by the Company pursuant to Section 6(c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant will (subject to the Company’s complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by a Participant of an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Participant will not be entitled to any refund with respect to such claim and the Company does not notify Participant in writing of its intent to contest such denial of refund prior to the expiration of the 30-day period after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of 280G Gross-Up Payment required to be paid.
          (e) Payment Deadline. Notwithstanding any other provision of this Section 6 to the contrary, any Gross-Up Payment, Underpayment or other payment or reimbursement made pursuant to this Section 6 will be paid or reimbursed no later than December 31st of the year following the year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, no later than the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).
     7. Section 409A.
          (a) Compliance. It is the intention of the Company that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan will be construed and interpreted in a manner consistent with Section 409A of the Code. From and after the Severance Protection Date, (i) the Company will administer and operate the Plan and each Participant’s rights and benefits hereunder in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time and (ii) in the event that the Company determines that any provision of the Plan does not comply with Section 409A or any such rules, regulations or guidance and that a Participant may become subject to additional tax, interest or penalties under Section 409A of the Code (such tax, interest and penalties a “Section 409A Tax”), the Company may amend or modify such provision solely to the extent necessary to avoid the application of such Section 409A Tax, provided that such amendment or modification will not reduce the economic value to the affected Participant of such provision.
          (b) 409A Gross-Up Payment. (i) In the event that, notwithstanding the provisions of Section 7(a), a Participant is subject to a Section 409A Tax with respect to any such provision, the Participant will be entitled to receive an additional payment from the Company (a “409A Gross-Up Payment”) in an amount such that, after payment by the

Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and any Section 409A Tax imposed upon the 409A Gross-Up Payment, the Participant retains an amount of the 409A Gross-Up Payment equal to the Section 409A Tax imposed with respect to such provision. The provisions of Sections 6(c) and 6(d) will apply, to the same extent and in the same manner as if the Section 409A Tax were an Excise Tax, to any claim by the Internal Revenue Service that, if successful, would give rise to a 409A Gross-Up Payment by the Company; provided, however that any 409A Gross-Up Payment will be paid or reimbursed no later than December 31st of the year following the year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, no later than the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).
          (c) Acceleration of Payments. To the extent that any payment or benefit required to be made under the Plan constitutes nonqualified deferred compensation subject to Section 409A of the Code, the time or schedule of such payment or benefit may not be accelerated except to the extent permitted by Section 409A of the Code. Where Section 409A of the Code permits a payment or benefit that constitutes nonqualified deferred compensation to be accelerated but does not require the Plan to expressly provide for such acceleration, the payment or benefit may be accelerated in the sole discretion of the Compensation Committee.
     8. No Mitigation or Offset; Enforcement of the Plan.
          (a) Mitigation and Offset. The Company’s obligation to make the payments and otherwise perform its obligations provided for in the Plan will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against any Participant or others. In no event will any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and, except as otherwise expressly provided for in the Plan, such amounts will not be reduced whether or not the Participant obtains other employment.
          (b) Expense of Enforcement. The Company will reimburse, upon the Participant’s demand, any and all reasonable legal fees and expenses that the Participant may incur as a result of any contest, dispute or proceeding (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof and including all stages of any contest, dispute or proceeding) by the Company, the Participant or any other Person with respect to the validity or enforceability of, or liability under, any provision of the Plan or any guarantee of performance thereof (including as a result of any contest by the Participant regarding the amount of any payment owed pursuant to the Plan), and will indemnify and hold the Participant harmless, on an after-tax basis, for any tax (including Excise Tax) imposed on the Participant as a result of payment by the Company of such legal fees and expenses. Any such payment or reimbursement will be for expenses incurred by the Participant during his lifetime, and such payment or reimbursement will be made not later than December 31st of the year following the year in which the Participant incurs the expense; provided, that in no event will the amount of expenses eligible for payment or reimbursement in one year affect the amount of expenses to be paid or reimbursed in any other taxable year.
     9. Insurance and Indemnification. Beginning upon the Severance Protection Date and for so long thereafter as any Participant could be subject to liability, the Company will keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to each Participant for claims relating to the Participant’s service as an employee, officer or director of the Company or its Subsidiaries, at a level (if any) that is no less favorable to the Participant (e.g., with respect to scope, amounts and deductibles) than the level (if any) provided to similarly situated active employees of the Company and its Subsidiaries. The Company will indemnify each Participant to the fullest extent permitted by the Company’s Certificate of Incorporation and Bylaws, any officer indemnification agreement between the Participant and the Company and the general laws of the State of Delaware and will provide indemnification expenses in advance to the extent permitted thereby. The indemnification and advance of any expenses provided by the Company pursuant to the Plan will not be deemed exclusive of any other rights to which a Participant may be entitled under any law (common or statutory), or any agreement, vote of shareholders or disinterested directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed or acting as agent for the Company or any Subsidiary, and such rights will continue in respect of all events occurring while the Participant was a director of or employed by the Company or any Subsidiary that continue after the Participant has ceased to be a director of or employed by the Company or any Subsidiary, and will inure to the benefit of the estate, heirs, executors and administrators of the Participant.
     10. Withholding. The Company will deduct and withhold from any amounts payable under the Plan such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
     11. Default in Payment. Any payment not made within ten business days after it is due in accordance with the Plan will thereafter bear interest, compounded annually, at the so-called composite “prime rate” as quoted from time to time during the relevant period in The Wall Street Journal. Any change in such prime rate will be effective on and as of the date of such change. For purposes of this Section 11, the due date of the payments required under Section 5(b)(ii), (iii) and (iv) and under Section 5(d) is the first day of the seventh month after the Participant’s Termination Date or date of death, as applicable, or if such payments are measured from the date of the Change in Control pursuant to Section 3(b), the date of the Change in Control.
     12. Term. The Plan will remain in effect until the third anniversary of the Effective Date (such period, as extended by the provisions of this Section 12, the “Term”); provided that beginning on the second anniversary of the Effective Date and on each anniversary thereafter (each, an “Extension Date”), the Plan will be automatically extended for an additional one-year period, unless, pursuant to a resolution adopted by the Board at least 60 days prior to the Extension Date, the Company determines not to extend the Plan. Notwithstanding the foregoing, in the event of a Change in Control during the Term, the Plan will continue in full force and effect in accordance with its terms and will not terminate or expire until all the Company’s obligations to all Participants have been satisfied in full; provided, however, that, notwithstanding any extension of the Term, the Plan will only be effective with respect to the first Change in Control that occurs following the Effective Date, and the Participants will not be entitled to any payments or benefits pursuant to the Plan with respect to any subsequent Change in Control.
     13. Funding of Benefits. Promptly following the earlier of (i) the approval by the Board of a transaction that, if consummated, would constitute a Change in Control or (ii) the occurrence of an event that constitutes a Change in Control, the Company will contribute to a trust an amount sufficient to provide the payments and benefits (including any 280G Gross-Up Payment and any 409A Gross-Up Payment) that may become payable under the Plan. The trust will be irrevocable from and after the date on which a Change in Control occurs, and the assets of the trust will at all times be subject to the claims of the Company’s unsecured creditors. If a transaction approved by the Board is terminated or abandoned before a Change in Control occurs, the Company may terminate the trust and direct the trustee to pay to the Company the assets of the trust; provided that the Company will remain obligated to fund payments and benefits to the extent provided in this Section 13 upon the approval by the Board of any subsequent transaction or upon a subsequent Change in Control.
     14. Amendment or Modification. The Board may amend or modify the Plan at any time; provided, however, that except as specifically provided in Section 7, (i) no amendment that is adverse to the interests of a Participant will be effective during the one-year period ending on the Severance Protection Date without the prior written consent of such Participant and (ii) on and after the Severance Protection Date, the Plan may not be amended at any time in a manner that is adverse to a Participant without the prior written consent of such Participant. The failure of a Participant to insist upon strict adherence to any term of the Plan on any occasion will not be considered a waiver of such Participant’s rights or deprive such Participant of the right thereafter to insist upon strict adherence to that term or any other term of the Plan. No failure or delay by any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
     15. Successors. This Plan will bind any successor (a “Successor”) to all or substantially all of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would have been obligated under the Plan if no such succession had taken place. In the case of any transaction in which a Successor would not, pursuant to the foregoing provision or by operation of law, be bound by the Plan, the Company will require such Successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would have been required to perform such obligations if no such succession had taken place. The term “Company,” as used in the Plan, will mean the Company as hereinbefore defined and any Successor and any assignee to such business or assets which by reason hereof becomes bound by the Plan.
     16. Severability. If any term or provision of the Plan is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of the Plan will nonetheless remain in full force and effect.

     17. Survival. The provisions of the Plan will survive and remain binding and enforceable, notwithstanding the expiration or termination of the Plan, the termination of a Participant’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation under the Plan, to the extent necessary to preserve the intended benefits of the Plan.
     18. Notices. All notices or other communications required or permitted by the Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Belo Corp.
400 South Record Street Dallas, Texas 75202

	Attention:	Vice President and General Counsel
Fax: (214) 977-7116 and Senior Vice President/Human Resources Fax: (214) 977-2721

If to a Participant:	to such Participant’s address as most recently furnished to the Company and set forth in the Company’s records;
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.
     19. GOVERNING LAW. THIS PLAN WILL BE DEEMED TO BE MADE IN THE STATE OF TEXAS, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN IN ALL RESPECTS WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
     20. Headings and References. The headings of the Plan are inserted for convenience only and neither constitute a part of the Plan nor affect in any way the meaning or interpretation of the Plan. When a reference in the Plan is made to a Section, such reference will be to a Section of the Plan unless otherwise indicated.
     21. Interpretation. For purposes of the Plan, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation but rather will be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.”

Adopted by the Board of Directors of Belo Corp. on September 28, 2007.

SCHEDULE A

POSITION	TIER	SEVERANCE MULTIPLE
Chief Executive Officer	Tier I	3.0

Members of the Company’s Management	Tier II	2.5
Committee (other than the Chief Executive Officer)

Executive Vice Presidents and Senior Vice	Tier III	2.0
Presidents (other than Management
Committee members)

Vice Presidents (not described in Tier II or Tier III)	Tier IV	1.5

EXHIBIT A
SEPARATION AGREEMENT AND RELEASE
     This SEPARATION AGREEMENT AND RELEASE (the “Agreement”), by and between Belo Corp. [or appropriate employer company], a Delaware corporation (“Belo”), and                      (“Employee”), is hereby delivered to Employee for consideration on                     . Employee shall have until 5:00 P.M. [time zone] on                      to consider and execute this Agreement.
WITNESSETH:
     WHEREAS, Employee is a participant in the Belo Corp. Change in Control Severance Plan (the “Plan”); and
     WHEREAS, Belo and Employee mutually agree to sever their employment relationship in accordance with the terms of the Plan; and
     WHEREAS, Employee’s contributions to Belo are of material value to Belo;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties do hereby agree as follows:
     Section 1. Separation of Employee. Effective                      (the “Separation Date”), Employee shall no longer be employed by Belo or any Subsidiary (as defined in the Plan). Employee’s termination of employment qualifies as a Separation from Service within the meaning of the Plan.
     Section 2. Severance Payment. Should Employee execute and comply with this Agreement, Belo shall provide Employee with the consideration under the Plan set forth below, to which he would not otherwise be entitled. Employee acknowledges that if he has not executed and returned this Agreement to Belo, and if the period for revoking this

Agreement after it has been executed by Employee has not expired by the first day of the seventh month following the Separation Date, Employee will not be entitled to any payments or benefits under the Plan.
          (a) Severance Pay and Annual Bonus. A lump-sum severance payment of $                     in accordance with Sections 5(b)(ii) and 5(b)(iii) of the Plan, less applicable taxes and deductions. Such amount shall be paid as soon as practicable on or after the first day of the seventh month after the Separation Date. Under the terms of the Plan, Belo is under no obligation to make this payment, and will do so only subject to Employee’s agreement to, and compliance with, the terms of this Agreement. Unless otherwise provided for herein, except for this payment and other obligations under the Plan, Employee will not be entitled to any further payments by Belo with respect to salary, bonus, equity or other compensation matters arising from his employment with Belo.
          (b) Retirement Plan Benefits. Employee shall be paid a lump-sum cash payment in lieu of continued retirement plan contributions in accordance with Section 5(b)(iv) of the Plan.
          (c) Continued Welfare Benefits. Employee shall be paid a lump-sum cash payment in lieu of continued medical and dental plan benefits in accordance with Section 5(b)(v) of the Plan.
          (d) Outplacement Services. Employee shall be entitled to reimbursement from Belo upon presentation to Belo of a written invoice from the applicable vendor requesting payment for the cost of profession management support offered by a reputable and experienced vendor selected by Employee, provided that (1) the cost of such services

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do not exceed $25,000 and (2) such services are provided for a period not to exceed 18 months following the Separation Date.
          (e) Gross-Up Payment. If applicable, Employee shall receive gross-up payments in accordance with Sections 6 and 7 of the Plan and shall comply with all other terms and conditions of such Sections 6 and 7.
          (f) Long-Term Incentive Compensation Awards. Consistent with Section 5(b)(vi) of the Plan, Belo’s equity-based, equity-related or other long-term incentive compensation plans and the terms and provisions under which Employee’s long-term incentive awards were granted, (i) all of Employee’s stock options, stock appreciation rights and similar rights and awards that unexercisable or are not yet vested as of the Separation Date shall become fully vested and immediately exercisable on the Separation Date, (ii) all of Employee’s outstanding equity-based, equity-related and other long-term incentive awards that are subject to performance-based vesting criteria will automatically become vested and earned at a deemed performance level equal to the greater of the target performance level or the performance level determined by actual performance through the date ending on the Separation Date and (iii) all other outstanding equity-based, equity-related and long-term incentive awards held by Employee that are unvested or subject to restrictions or forfeiture will automatically become fully vested and all restrictions and forfeiture provisions related thereto will lapse. All stock options vested as of the Separation Date shall remain exercisable for the full length of their original term.
     Section 3. Post-Separation Covenants. In consideration of the promises and payments made or to be made by Belo pursuant to this Agreement, and in order to aid in

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the protection of the confidential and proprietary information and goodwill of Belo, Employee agrees as follows:
          (a) Company Property, Trade Secrets and Proprietary Information. Employee acknowledges that, in his employment with Belo, he received sophisticated training and development in the broadcasting business. Employee further agrees that he acquired knowledge of trade secrets and other confidential and proprietary information of a highly sensitive nature, and that the protection of this information is critical to Belo and Belo’s other subsidiaries and affiliates (collectively, the “Companies”). This information includes, but is not strictly limited to: (1) all trade secrets as defined by the [applicable state law], as amended, including, but not limited to, current and future Belo business strategies, opportunities, deals and partnerships/alliances under consideration; strategies on staffing levels and personnel assignments; current or contemplated promotional, branding and marketing strategies; economic, business and market conditions as currently envisioned and discussed by Belo and Belo management; zoning strategies; and current and projected financial considerations (collectively, “Trade Secrets”); (2) all information that has or could have commercial value or other utility in the business in which Belo is engaged or contemplates engaging, and (3) all information of which the unauthorized disclosure could be detrimental to the interests of Belo, whether or not such information is identified as confidential information by Belo (subgroups (2) and (3) collectively, “Confidential and Proprietary Information”). Without limitation, examples of Confidential and Proprietary Information include: (1) the sales and billing account records of Belo’s advertisers or sponsors; (2) the names, addresses, and telephone numbers of Belo’s past, current or prospective advertisers, sponsors, personnel,

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representatives or suppliers; (3) all advertiser or sponsor lists and lead lists, whether made by Employee, Belo, or anyone else; (4) all written or verbal correspondence by or with Belo’s past, present or prospective advertisers, sponsors, personnel, representatives or suppliers; (5) this Agreement, other agreements, and leases, (6) all documents, records, programs, creative products, concepts, treatments, productions, formats, plans, designs, strategies, trade secrets, technology, marketing and promotion, distribution, operations, finances, projections, and other information regarding Belo’s business or its opportunities; and (7) all other information concerning Belo that is not generally known to the public. Trade Secrets and Confidential and Proprietary information can appear in any form, such as writings, documents, email, verbal statements, computer disks or tapes, audio or video tapes, photographs, microfiches, or any other form of communication, media or storage. Employee agrees that he shall not disclose any of the Confidential and Proprietary Information, for doing so could interfere with Belo’s prospective economic relations or contractual relations. Employee further agrees never to disclose or use Belo’s Trade Secrets. Employee hereby certifies that he has returned or will return by                      (without retaining copies) all files, records or information of any sort with respect to such Trade Secrets, confidential dealings or other Confidential or Proprietary information concerning the Companies, as well as any other property of the Companies he has in his possession, and that he shall not use or disclose them at any time, during or after his employment, to any third party. This obligation is continuing, and Employee agrees to immediately return any property of the Companies that comes into his possession after the Separation Date.

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          (b) Non-Solicitation; Non-Compete. Employee agrees that, for one year following the Separation Date, Employee shall not, directly or indirectly, for his own account or for the benefit of any other party, solicit, induce, or entice any employee or subcontractor of Belo to terminate his/her employment or contract with Belo. Employee further agrees that for one year following the Separation Date, Employee shall not, as principal, partner, officer, director, agent, employee or consultant, or in any other capacity, engage in, assist, or advise, in any manner similar to or consistent with his job and duties at Belo, any person, firm or entity which competes with Belo in [geographic area].
          (c) Cooperation and Assistance. During the two (2) year period following the Separation Date, Employee agrees that he will voluntarily comply with the Companies’ reasonable requests for his assistance with or attendance at meetings, depositions, court hearings, trials, or other events relating to or in connection with any legal proceedings to which Belo or the Companies are a party; provided that Employee shall be entitled to reimbursement for reasonable and properly documented travel and related expenses incurred by Employee directly as a result of his attendance of such events. Notwithstanding the foregoing, Employee shall not be paid for any time spent giving testimony, whether it be as a deponent, trial witness, or otherwise. Employee also agrees that he shall in no way interfere with the ongoing business operations of Belo, at any time.
          (d) Legal Proceedings. Employee represents that he has not, at any time up to and including the date on which he signs this Agreement, commenced any action or proceeding, or filed any complaints, of any nature arising out of the matters released by

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and in paragraph 5, and that he waives any right to any financial or equitable relief in any proceeding that may relate to the matters released by paragraph 5. Nothing in this Agreement precludes Employee from participating in any investigation or proceeding conducted by any state or federal agency, provided that Employee agrees to waive any financial or equitable relief available to him with respect to such proceeding.
     Section 4. Non-Exclusive Remedies. Employee recognizes and acknowledges that Belo would suffer irreparable harm and substantial loss if he violated any of the terms and provisions of Section 3. Accordingly, and because of the fact that the actual damages which might be sustained by the Companies as a result of any breach of the foregoing Section 3 would be difficult, if not impossible, to ascertain, Employee agrees, at the election of the Companies and in addition to, and not in lieu of, the Companies’ right to seek all other remedies and damages which the Companies may have at law or in equity for such breach, that the Companies shall be entitled to injunctive relief restraining Employee from violating such terms and provisions of this Agreement. It is the express intention of the parties to this Agreement to comply with all laws that may be applicable to this Agreement. Should any restriction contained in Section 3 be found to exceed in duration or scope the restriction permitted by law, it is expressly agreed that this Agreement may be reformed or modified by the final judgment of a court of competent jurisdiction to reflect the maximum lawful duration or scope.
     Additionally, in the event that Employee breaches any of the material terms and provisions contained in this Agreement, including but not limited to all the terms contained in Section 3 hereunder (which are hereby agreed to be material to the parties), unless otherwise prohibited by law, Employee shall repay to Belo $                     previously

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paid to Employee under this Agreement. The parties intend this amount as a reasonable forecast of only some of the damages that would result from Employee’s breach, and not as a penalty. Employee’s repayment obligation shall not preclude Belo’s exercise of any other right or remedy available to it at law or in equity, including the right to obtain a preliminary and permanent injunction.
     Section 5. Release. Employee, in consideration of the payments to be made by Belo and the provision of the other benefits hereunder, hereby irrevocably and unconditionally releases and forever discharges all of the Companies and their past and present officers, trustees, directors, agents, employees, representatives, attorneys, successors and assigns (collectively, the “Releasees”), from any and all suits, actions, charges, causes of action, rights, damages, debts, demands, claims or liabilities of any kind, whatsoever, known or unknown (collectively referred to herein as “Claims”), which he has or may have against any or all of the Releasees, for any alleged acts, practices or events occurring prior to the date of execution of this Agreement, or any alleged continuing effects of such acts, practices or events, or any other factors or conditions relating to or arising out of Employee’s employment with Belo, as well as the separation of his employment with Belo. This release expressly includes, but is in no way limited to, Claims arising under federal, state, or local laws prohibiting employment discrimination, harassment, or retaliation, such as, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act, all laws of the [state] governing employment, the [applicable state law], and the Family and Medical Leave Act; Claims for breach of contract (excluding breach of this Agreement by Belo), quasi-contract, or wrongful or

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constructive discharge; Claims for personal injury, harm, or damages (whether intentional or unintentional), including, but not limited to, libel, slander, assault, battery, invasion of privacy, negligent or intentional infliction of emotional distress, or interference with business opportunity or with contracts; Claims arising out of any legal restrictions on Belo’s right to terminate its employees; Claims arising under the Employee Retirement Income Security Act; and Claims for salary, vacation pay, sick pay, bonus, severance pay, future pay, compensation of any kind, retirement, health insurance, long-term disability, AD&D, life insurance, or any other employee benefit; provided, however, that no release or discharge is hereby made with respect to the rights and obligations of the Releasees and Employee under this Agreement. Employee also specifically releases the Releasees from any claims for attorneys’ fees, costs and expenses incurred in connection with this Agreement or any matter herein released.
     Employee further declares and represents that he has carefully read and fully understands the terms of this Separation Agreement and Release, that he has been advised and has had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release, that he has had more than [21 or 45] days from receipt of this Separation Agreement and Release to consider whether to sign this Separation Agreement and Release, that he may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to Belo written notification of revocation, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.

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     Section 6. Miscellaneous. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns. Employee shall not encumber or dispose of the right to receive any payment or benefit under this Agreement, such rights hereunder being expressly agreed to be non-assignable and non-transferable and, in the event of any attempted assignments or transfer, the Companies shall have no further liability hereunder. No waiver, alteration or modification of any of the provisions of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. If either party to this Agreement brings any litigation regarding the rights and obligations of the parties under this Agreement, the prevailing party in such litigation shall be entitled to reimbursement by the other party of reasonable attorneys’ fees and costs incurred by the prevailing party in connection with the defense or pursuit of such litigation.
     Section 7. Severability. If any section, paragraph or provision of this Agreement is found by a court of competent jurisdiction to be null and void or otherwise unenforceable, it shall not affect the enforceability of any other clause or section of this Agreement.
     Section 8. Taxes. Employee agrees that Belo is obligated to deduct and withhold certain amounts for taxes and other amounts required by law from the total amounts payable by Belo to Employee under this Agreement.

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     Section 9. Further Assurances. From time to time after the execution of this Agreement, each of Belo and Employee will execute and deliver such other documents and take such other actions as the other party to this Agreement reasonably may request in order to effect the transactions contemplated hereby.
     IN WITNESS WHEREOF, the parties have executed this Agreement and initialed all pages prior to this signature page, as of the date set forth above.

Employee	Belo Corp.

By:

[Employee name]	[Name]
Date:	[Title]
Date:

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